Exhibit 10.9

Chief of Staff
Services Extension Agreement

THIS EXTENSION OF SERVICES AGREEMENT made as of the 2nd day of July, 2009

B E T W E E N:

River Star, LLC, or nominee,
 (the “Chief of Staff”)

- and -

Halberd Corporation, a Nevada Public Corporation;
and any Subsidiary entities of
Halberd Corporation,
(the “Company”)

Whereas: The Company entered into an initial Chief of Staff Services Agreement with Chief of Staff on November 14, 2008; and,

Whereas: At this time, the Company desires to extend the current Chief of Staff Services Agreement through the end of its 2009/2010 fiscal year; and,

Whereas: The Chief of Staff desires to extend its Agreement with the Company.

Now therefore in consideration of the mutual covenants, terms and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.
Extension of Services. The Chief of Staff shall continue assist and advise the executives of the corporation, during the Term (as defined below) and provide the following services (the “Services”) to the Company, at such times as the Company may reasonably request:

1.	Assist with Strategic and Tactical Business Development planning;
2.	Assist with SEC and related regulatory compliance matters

14144 Lakeside Blvd. N. • Suite A • Shelby Township, MI 48315 • 248-247-5457 • riverstarpro.com

3.	Liaise with legal and accounting professionals acting on behalf of the company;
4.	Advise on potential mergers and acquisitions as the opportunities may arise;
5.	Liaise with corporate finance groups including information and closing document management;
6.	Direct and manage all required Due Diligence matters; and
7.	Provide other such services to Company to assist them in achieving their specific operational, financial and growth needs as requested and agreed upon between the parties.

2.	Compensation for Services.

(a)	Basic Rate. The Company shall pay to the Chief of Staff the sum of Seven Thousand Five Hundred ($7,500) Dollars per month for each month of the term (as hereinafter defined) of this Agreement.
(b)
Capital Raises. The Company shall pay a comparable and standard bonus to the Chief of Staff for any capital raises that occur during the term of this contract and for the period described in Section 3 below. Comparable and Standard bonus shall be defined as the amount paid to either the top executive of the corporation as a result of any capital raise, as defined by board consent of the Company or employment contract; or as comparable to any other third party that would raise money for the Company, whichever is greater.  Company hereby agrees that the bonus shall be paid to the Chief of Staff as part of the distribution of funds to the Company from any funding source.

(c)
Public Registration. Upon the execution of this Extension Agreement, the Company shall register, through the filing of Form S-1 with the United States Securities and Exchange Commission, ONE MILLION (1,000,000) shares of the Company’s common stock in the name of the Chief of Staff;

(d)
Board of Advisors. Chief of Staff shall remain an Advisor to the Board of Directors and/or a non-executive member of the Board of Directors, if elected, and Chief of Staff shall remain eligible to participate in all Board of Director Compensation.

(e)
Subcontracted Services.  If during the term of this Agreement, the Chief of Staff is requested or required by the Company to subcontract additional infrastructure services on behalf of the Company including, but not limited to: accounting services, investor relations services, press management services, trade show services, administrative services or executive services, the Company agrees to enter into a separate sub-contract agreement for each such service and pay to the Chief of Staff all related fees plus an administrative charge of 15%.

(f)
Expenses. The Company shall reimburse the Chief of Staff for all reasonable pre-approved expenses incurred in connection with its services regarding this Agreement. Reasonable expenses include, but are not limited to such items as: reproduction costs, binding, ink, paper, photocopying, supplies, outside agency or service fees, subscriptions, database costs, postage, meals and entertainment, mileage or travel expenses).  Any additional expenses or production-related costs will be submitted to the client for approval before proceeding.  Typical office related costs such as normal letter correspondence, facsimiles, etc. are covered as part of the service.

14144 Lakeside Blvd. N. • Suite A • Shelby Township, MI 48315 • 248-247-5457 • riverstarpro.com

Monthly Service Payments.  The Company shall pay to the Chief of Staff all amounts owed each month, in advance of services, on or before the 10th day of each month for the term of this Agreement. Company shall be allowed a 5% discount for each Basic Rate payment made on or before the 10th day of each month.  All invoiced amounts owed to Chief of Staff not paid within 30-days of invoice date subject to a 7% interest fee at the sole discretion of Chief of Staff.

Monthly Stock Issuance.   The Company shall issue to Chief of Staff the registered shares of common stock in SIXTEEN (16) equal monthly installments beginning August 2009.

The Company shall pay all amounts and deliver such shares as called for herein to such place as directed by the Chief of Staff.

3.
Term. This Extension Agreement shall commence as of the date listed and shall remain in effect for Twelve (12) months (the “Term”), provided that the parties may, in writing, mutually agree to extend the Term. Notwithstanding the foregoing, this Agreement may be terminated at any time at the option of the Chief of Staff, upon the failure of the Company to comply with the covenants, terms and agreements of this Agreement; or upon the Company or Chief of Staff delivering a notice to the other.  In the event of the Company delivering notice to the Chief of Staff, the Company shall include valid payment for services performed to date, issue all remaining registered shares; pay all reimbursable amounts owed and any and all bonus fees due.

Upon termination of this Agreement for any reason and upon request of the Company, the Chief of Staff shall deliver to the Company all written or descriptive matter which has been developed, maintained or copied by the Chief of Staff in furtherance of this Agreement, or which may contain Confidential Information (as defined below), including, but not limited to drawings, files, lists, plans, blueprints, papers, documents, tapes or any other such media. The Chief of Staff shall secure all such written or descriptive matter in locked files at all times to prevent their loss or unauthorized disclosure, and to segregate Confidential Information at all times from the material of others. In the event of loss or destruction of any such written or descriptive matter, the Chief of Staff shall promptly notify the Company of the particulars of the same in writing.

Company also agrees that any relationship brought to the Company by the Chief of Staff is the property of the Chief of Staff. Further, any fund, fund manager or other financial, legal, or other person or specialist brought to the Company by the Chief of Staff and any funding brought to the Company by any such person entitles the Chief of Staff to the bonus listed in Section 2(b) above regardless of when it is received.

14144 Lakeside Blvd. N. • Suite A • Shelby Township, MI 48315 • 248-247-5457 • riverstarpro.com

4.	Confidential Information.

(a)
For the purposes of this Agreement, the term “Confidential Information” means all information disclosed to, or acquired by, the Chief of Staff, its employees or agents in connection with, and during the term of this Agreement which relates to the Company’s past, present and future research, developments, systems, operations and business activities, including, without limiting the generality of the foregoing:

(i)	all items and documents prepared for, or submitted to, the Company in connection with this Agreement, and

(ii)	all information specifically designated by the Company as confidential;

but shall not include any information which was known to the Chief of Staff, its employees or agents prior to the date hereof, or which was publicly disclosed otherwise than by breach of this Agreement.

(b)
The Chief of Staff acknowledges that pursuant to the performance of its obligations under this Agreement, it may acquire Confidential Information. The Chief of Staff covenants and agrees, during the Term and following any termination of this Agreement, to hold and maintain all Confidential Information in trust and confidence for the Company and not to use Confidential Information other than for the benefit of the Company. Except as authorized in writing by the Company, the Chief of Staff covenants and agrees not to disclose any Confidential Information, by publication or otherwise, to any person other than those persons whose services are contemplated for the purposes of carrying out this Agreement, provided that such persons agree in writing to be bound by, and comply with the provisions of this paragraph. The Chief of Staff shall obtain similar covenants and agreements to those contained in this paragraph for the benefit of the Company from each of its employees or agents who are, or may be, exposed to Confidential Information.

5.	Warranties. The Chief of Staff represents and warrants as follows:

(a)
That it is under no obligation or restriction, nor will it assume any such obligation or restriction, which would in any way interfere or be inconsistent with, or present a conflict of interest concerning the services to be furnished by it under this Agreement.

14144 Lakeside Blvd. N. • Suite A • Shelby Township, MI 48315 • 248-247-5457 • riverstarpro.com

(b)
That all items delivered to the Company pursuant to this Agreement are original and that no portion of such items, or their use or distribution, violates or is protected by any copyright or similar right of any third party.

(c)	That any information disclosed by the Chief of Staff to the Company is not confidential and/or proprietary to the Chief of Staff and/or any third party.

The Company represents, warrants and acknowledges as follows:

(a)	that the Chief of Staff provides similar services to various other companies, and that;
the time spent delivering services will vary depending on the tasks at hand.
(b)	that there is no specific time allotted to the Company's requirements by the Chief of Staff;
(c)	the manner in which the services shall be provided to the Company will be in the Chief of Staff’s sole discretion.

6.
Trade Marks and Trade Names. Notwithstanding any other provision of this Agreement, the Chief of Staff shall have no right to use the Trade Marks or Trade Names of the Company or to refer to this Agreement or the Services, directly or indirectly, in connection with any product, service, promotion or publication without the prior written approval of the Company.

7.
Notices. All notices, requests, demands or other communications required by this Agreement or desired to be given or made by either of the parties to the other hereto shall be given or made by fax or email to the last known fax or email address, and such communication shall constitute valid delivery of any notice as required hereunder.

8.
Chief of Staff’s Agreement With its Employees. The Chief of Staff shall have an appropriate agreement with each of its employees or others whose services it may require, which Agreement shall be sufficient to enable it to comply with all the terms of this Agreement.

9.
Compliance With Laws. The parties hereto and their officers, directors, employees, and contractors agree that each shall comply with all applicable laws, ordinances, regulations and codes in the performance of its obligations under this Agreement. The parties hereto further agree to hold each other harmless and indemnify each other against any loss or damage to include reasonable legal or other solicitor’s fees that may be sustained by reason of the failure of either party or their respective employees, agents or subcontractors to comply with such laws, ordinances, regulations and codes.

14144 Lakeside Blvd. N. • Suite A • Shelby Township, MI 48315 • 248-247-5457 • riverstarpro.com

10.
Entire Agreement. This Agreement sets forth the entire Agreement between the parties hereto and is an extension to all previous Agreements in connection with the subject matter hereof.  No alteration, amendment or qualification of this Agreement shall be valid unless it is in writing and is executed by both of the parties hereto.

11.
Severability. If any paragraph of this Agreement or any portion thereof is determined to be unenforceable or invalid by the decision of any court by competent jurisdiction, which determination is not appealed or appealable, for any reason whatsoever, such unenforceability or invalidity shall not invalidate the whole Agreement, but the Agreement shall be construed as if it did not contain the particular provision held to be invalid and the rights and obligations of the parties shall be construed and enforced accordingly.

12.
Further Assurances. The parties hereto covenant and agree that each shall and will, upon reasonable request of the other, make, do, execute or cause to be made, done or executed, all such further and other lawful acts, deeds, things, devices and assurances whatsoever for the better or more perfect and absolute performance of the terms and conditions of the this Agreement.

13.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan.

14.
Relationship. The Chief of Staff shall perform the Services as an independent contractor. Nothing contained in this Agreement shall be deemed to create any association, partnership, joint venture, or relationship of Company and agent or employer and employee between the parties hereto or to provide either party with the right, power or authority, whether express or implied, to create any such duty or obligation on behalf of the other party. The Chief of Staff also agrees that it will not hold itself out as an affiliate of or partner, joint venturer, co-Company or co-employer with the Company, by reason of the Agreement and that the Chief of Staff will not knowingly permit any of its employees, agents or representatives to hold themselves out as, or claim to be, officers or employees of the Company by reason of the Agreement. In the event that the Company is adjudicated to be a partner, joint venturer, co-Company or co-employer of or with the Chief of Staff, the Company shall indemnify and hold harmless the Chief of Staff from and against any and all claims for loss, liability or damages arising therefrom.

15.
Construction. In this Agreement, except as otherwise expressly provided, all words and personal pronouns relating thereto shall be read and construed as the number and gender of the party or parties referred to in each case require and the verb shall be read and construed as agreeing with the required word and pronoun.

14144 Lakeside Blvd. N. • Suite A • Shelby Township, MI 48315 • 248-247-5457 • riverstarpro.com

16.
Headings. The division of this Agreement into paragraphs and the use of headings is for convenience of reference only and shall not modify or affect the interpretation or construction of this Agreement or any of its provisions.

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14144 Lakeside Blvd. N. • Suite A • Shelby Township, MI 48315 • 248-247-5457 • riverstarpro.com

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

Legal Company Name:                       Halberd Corporation, a Nevada Public Corporation

Complete Legal Address:                  10755 Vernon Avenue
Huntington Woods, MI 48070

Officer or Chairman Name:             Mark S. Lundquist, CEO

Signature of CEO or Chairman: _______________________________________________

River Star, LLC

By:  ________________________________
Nicholas A. Cocco
Managing Director

14144 Lakeside Blvd. N. • Suite A • Shelby Township, MI 48315 • 248-247-5457 • riverstarpro.com